Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript STFC - Q1 2011 State Auto Financial Corp Earnings Conference Call Event Date/Time: May 03, 2011 / 02:00PM GMT

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FINAL TRANSCRIPT

May 03, 2011 / 02:00PM GMT, STFC - Q1 2011 State Auto Financial Corp Earnings Conference Call

CORPORATE PARTICIPANTS

Steve English

State Auto Financial - CFO

Bob Restrepo

State Auto Financial - Chairman, President, CEO

CONFERENCE CALL PARTICIPANTS

Matt Rohrmann

KBW - Analyst

Paul Newsome

Sandler O’Neill & Partners - Analyst

PRESENTATION

Operator

Welcome to the State Auto Financial Corporation first quarter earnings call. (Operator instructions.)

This conference is being recorded. If you have any objections, you may disconnect at this time.

Now like to introduce STFC Chief Financial Officer, Steve English.

Steve English - State Auto Financial - CFO

Thank you, [Angela]. Good morning, and welcome to our first quarter 2011 earnings conference call. Today I’m joined by several members of STFC’s senior management team - our Chairman, President and CEO, Bob Restrepo, Chief Investment Officer Jim Duerney, Chief Actuarial Officer Matt Mrozek, and our Chief Accounting Officer and Treasurer, Cindy Powell.

Today’s call will include prepared remarks by our CEO, Bob Restrepo, and me, after which we will open the lines for questions.

Please note, our comments today may include forward-looking statements which, by their nature, involve a number of risk factors and uncertainties which may affect future financial performance. Such risk factors may cause actual results to differ materially from those contained in our projections or forward-looking statements. These types of factors are discussed at the end of our press release, as well as in our annual and quarterly filings with the Securities & Exchange Commission, to which I refer you. A financial packet containing reconciliation of certain non-GAAP measures, along with supplemental financial information, was distributed to registered participants prior to this call and made available to all interested parties on our website, www.stateauto.com, under the Investor section as an attachment to the press release.

Now I’ll turn the call over to STFC’s Chairman, President and CEO, Bob Restrepo.

Bob Restrepo - State Auto Financial - Chairman, President, CEO

Thank you, Steve. Good morning, everyone.

First quarter results for State Auto Financial Corporation continued to show improvement in our property insurance lines, particularly homeowners. Our net income of $12.7 million was flat compared to last year’s first quarter result of $12.9 million.

Net income from operations was $0.18 a share compared to $0.27 a share last year. The difference was all in the loss ratio, where we had higher levels of catastrophe and large liability losses, which offset strong results in personal auto and improved results in the property lines.

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May 03, 2011 / 02:00PM GMT, STFC - Q1 2011 State Auto Financial Corp Earnings Conference Call

Our GAAP combined ratio for the quarter was 103% versus 99.7% for the first quarter of 2010. Excluding the impact of catastrophes, our combined ratio was two points higher, with a 98.4% this quarter compared to 96.4% last year. Large liability losses accounted for the difference and were 3.5 points higher than the first quarter of last year.

Expense ratio results were flat despite the addition of higher cost specialty insurance units and moderating premium growth. Investment income was also flat with last year’s first quarter.

In general, I’m somewhat pleased with the results we reported this quarter for a number of reasons. We continue to produce very strong personal auto results. Our loss ratio was hurt by an increase of large bodily injury claims from prior accident years. Compared to the first quarter of last year, large loss activity increased our loss ratio by three points.

Despite that, we continue to get appropriate price increases consistent with the pure premium loss trend, and claim actions are reducing the severity of our physical damage loss experience. We’re well positioned for continued profitability in our core personal auto line.

We also continue to see significant improvements in our non-catastrophe homeowner results. The pricing, underwriting and claim actions we’ve taken over the past two years are earning out and paying off with significantly improved ex-catastrophe loss ratio results. Our first quarter represented a 14.8% point improvement over the same quarter last year. All in, we reported strong personal lines results and are well positioned for the future, assuming normalized catastrophe experience.

In claims, we continue to see the positive impact of new claim processes and more active file management in virtually all our insurance lines. The claim initiatives we’ve had underway for the past two years have improved our service, reduced the loss adjustment expenses which are embedded in our loss ratio, and enabled us to better manage loss ratios through indemnity payouts. We’ve already seen the positive impact on the shorter [tail] lines, such as auto physical damage and property. Our relatively small worker’s compensation business has also benefited significantly.

More active file management, though, has hurt our short-term results in bodily injury and commercial liability. We’ve had a concerted effort underway to make sure that the case basis reserves we carry best represent what we think will be the ultimate value of the claim. This has always been our philosophy, but we’re now more consistent and aggressive in our attempts to both recognize the ultimate value and accelerate the resolution of outstanding liability claims. Over time, this will reduce indemnity payout and associated legal expenses.

Short-term, though, is to increase the number, not the severity, of large casualty losses. We define a large loss as any claim, either new or pre-existing, which carries a loss reserve estimate greater than $100,000. I’ll discuss the impact of these changes on the relevant lines in a few minutes.

In addition, our first quarter results also showed solid profit and growth coming from our new specialty segment. Now let’s take a closer look at each of the operating segments.

Personal insurance results were profitable despite higher levels of catastrophes and large bodily injury losses in the auto line. In auto, production is moderated primarily due to the underwriting and pricing actions we’ve taken in homeowners. We continue to earn price increases at or beyond the pure premium loss trend.

The pricing impact on earned premium this quarter was 4.1% compared to our pure premium trend of 2.8%. Looking ahead, we continue to get price increases. The written premium impact of price increases this past quarter was three percentage points.

We continue to feel good about our personal auto results and our ability to compete regardless of the competitive or economic environment. We’d like to see more growth in our core states, but that will be difficult over the short-term as we complete the final stages of our homeowners remediation plan.

We’re also a bit concerned about the increased large loss activity related to uninsured and underinsured motorist coverage. This is an expected trend during an economic downturn, and we’ve anticipated it in our pricing actions. Regardless, it bears watching, and we will continue to do so.

As I’ve mentioned, we’re very pleased with the progress we’re making in homeowners. Our ex-catastrophe loss ratio result was higher than the fourth quarter, which is normal for this time of year. What we’re really pleased with is the substantial improvement relative to the first quarter of last year.

FINAL TRANSCRIPT

May 03, 2011 / 02:00PM GMT, STFC - Q1 2011 State Auto Financial Corp Earnings Conference Call

We think the ex-catastrophe loss ratio is the best measure for evaluating the impact of the rate actions, the deductible increases, the insurance to value program, our use of analytics, and the claim initiatives, all of which were put in place over the past two years and are now paying off. We’re not ready to declare victory yet, but I think the fixes and — will take another 12 to 18 months to fully earn out the results of these actions and enable us to produce profits in this historically troubled line.

Virtually all our homeowners growth came from price increases, and we already have another double-digit price increase in the works for this year. By the end of 2011, we’ll have increased prices by close to 30% since the beginning of 2009. Our new custom-fit homeowner product will institutionalize the improvements we’ve made by giving us more sophisticated pricing for each property peril and introducing the kind of predictive modeling capability that has produced such good results for us in personal auto.

In business insurance, the large loss impact was felt in our commercial auto business but was most significant in our general liability line. Large losses added almost 33 points to the liability line and 22 points to commercial auto. We’ve reviewed all our large losses by individual policy, line of business, state, policy inception date and accident year. We’re not seeing any change in the quality or mix of our business or our underwriting process. It’s the number of large losses that’s increasing, not the severity, and the majority of large losses are coming from prior accident years.

As I mentioned earlier, this is an expected outcome from more aggressive file management and will ultimately produce lower loss ratios driven by lower indemnity settlements and lower legal expenses. In the short-term, though, we’re paying a price, which at this point will not be totally offset by IBNR reserve take-downs. We expect the impact of this more active claim file management to level out in the coming quarters.

Commercialized production is improving in the multi-peril line as our new BOP Choice program continues to do well. Production in the other commercial lines is stabilizing. Price per exposure remains flat.

This year we introduced a new reporting segment, specialty insurance, which includes the results of RED, Rockhill, and the worker’s compensation units. Our goal is to better highlight our efforts to diversify and balance our portfolio with more commercial and more casualty-oriented business. In addition, we want to enhance financial reporting transparency. We’ll report production results by unit.

The RED unit is a managing general underwriter, which is majority owned by our parent, State Auto Mutual, and which markets to the program and alternative risk transfer markets. The Rockhill unit markets products in the excess and surplus business and includes the results from our small surety business. The worker’s compensation unit includes business written on a mono-line or account basis by both RTW, our mono-line worker’s compensation subsidiary, and State Auto.

RED continues to experience strong results and maintains a focus on the small business market. The theme for all our specialty business is small business. We like lots of little accounts. As an example, a good portion of what we write in RED will be issued on a BOP form.

Small business is also the focus for Rockhill, where we had a solid underwriting profit in the quarter. We’re starting to see some changes in the excess and surplus market. Our submission activity has increased fairly significantly beginning in March, particularly in the property and environmental liability lines. We’re not only seeing good growth opportunities, but there’s also good opportunities to increase prices.

We also seem to be in the early stages of a hardening market for worker’s compensation. Our focus here is also on small accounts, particularly in the $1,000 to $10,000 range. We think we’re well positioned because of our new claims capability, which we acquired with Rockhill and RTW, and the distribution outlets we now have with both retail and wholesale agents and brokers.

Specialty is a developing story for us, but our strategy remains focused on underwriting a predictable risk profile, diversifying our business mix, and adding products that our agents really care about, complementing and reinforcing their trust in State Auto as a preeminent regional company.

Before I turn you over to Steve English, I’d like to briefly comment on the announcement we made yesterday regarding the terrible weather we experienced last month. In April, we had five separate catastrophes triggering widespread damage from tornados, wind, and hail. These storms are fairly unique because they affected so many states and the claim severity appears to be more significant than what we usually see in the spring.

It will be weeks before we can come up with a loss estimate that has any degree of confidence or certainty. As of now, we do know that our experience in April will exceed, possibly by good measure, what we normally experience in the second quarter for both catastrophes and non-catastrophe weather-related claims.

FINAL TRANSCRIPT

May 03, 2011 / 02:00PM GMT, STFC - Q1 2011 State Auto Financial Corp Earnings Conference Call

Prior to this year, our five-year average catastrophe loss ratio was 18 points, or about $50 million in losses. Whatever estimate we come up with will exceed that amount. We’re working hard to come up with an estimate at the earliest possible date, but our primarily focus right now is to take care of our policyholders and claimants.

Until we complete our surveys, begin making more payments and set additional reserves, we simply aren’t in a position to give you a definitive estimate. We can tell you with some confidence, though, that the ultimate loss we’ve experienced for the five catastrophes in April will well exceed our five-year average catastrophe loss ratio and may exceed what we typically see for non-catastrophe weather-related losses in the second quarter.

And with that, I’ll turn you over to Steve.

Steve English - State Auto Financial - CFO

Thank you, Bob. I will make some brief comments regarding book value per share and investments, plus highlight the impact of pooling change on our first quarter financial statements.

For the first quarter of 2011, our reported book value per share is $21.54, up 1.5% from December 31, 2010. Quarterly earnings, our shareholder dividends, and net unrealized gains from our investment portfolio all played a part in the net increase.

During the quarter, equity markets and valuations were up while interest rates rose slightly. Our municipal bonds as a percentage of total fixed maturities now stand at approximately 45%, down from 49% at year-end. Credit quality remains strong, with no major shifts in types of bonds or state concentrations. The overall duration of the portfolio is 4.96.

The pooling change did result in $149.8 million of net cash and investments being transferred to STFC’s balance sheet. Investment income in the quarter was $21 million, up slightly from a year ago. The pretax annualized yield was 3.5%, down from 3.7% in the prior year.

We continue to invest in accordance with our target allocations. We did recognize $8.2 million of net realized gains in the quarter, primarily from the sale of equity securities, which had met our price targets or our outlook for the security changed. The statutory capital of STFC’s insurance subsidiaries stands at $802 million, up from $783 million at December 31, 2010.

In addition to the impact on reserves and assets, the pooling change accounted for 8% of the growth in net written premium in the quarter, excluding the impact of the one-time transfer of unearned premium reserve. This equates to $24.1 million of premiums, $13.9 million of which is classified as Rockhill premium and $10.2 million of worker’s compensation premium, both of which are reported as part of our specialty segment.

And with that, we would like to open the line for any questions you may have. [Angela], we’re ready for questions.

QUESTION AND ANSWER

Operator

(Operator instructions.)

Matt Rohrmann.

Matt Rohrmann - KBW - Analyst

Bob, Steve, good morning.

Bob Restrepo - State Auto Financial - Chairman, President, CEO

Good morning, Matt.

FINAL TRANSCRIPT

May 03, 2011 / 02:00PM GMT, STFC - Q1 2011 State Auto Financial Corp Earnings Conference Call

Matt Rohrmann - KBW - Analyst

Couple questions. First, I guess I just wanted to verify sort of my understanding of the reinsurance program you guys have. Given that it’s five cats in the quarter, that won’t go into any layers of the cat-specific program? Is that correct?

Steve English - State Auto Financial - CFO

That’s correct.

Bob Restrepo - State Auto Financial - Chairman, President, CEO

Yes. That’s our estimate right now, Matt.

Matt Rohrmann - KBW - Analyst

Okay. And then I guess, Bob, I know the specialty lines are newer relative to some of the core lines for State Auto. How much growth do you see there outside of bringing in another premium within the pooling change and things like that?

Bob Restrepo - State Auto Financial - Chairman, President, CEO

Yes. I think, Matt, most of our growth in the commercial lines area will come from specialty over the next — for the foreseeable future. As I mentioned, our standard business insurance results are stabilizing. We’re experiencing good results with our BOP product. And I think, as the economy continues its slow recovery, we’ll see some increase in exposure basis, which will give us hopefully stabilized growth, hopefully some positive growth.

But the real growth story for us will be in the specialty markets, where we continue to feel very good about our growth and profit potential and the alternative risk and program management segment through RED. As the economy recovers and we deploy our new product capability in the worker’s compensation market, addressing the small market, we see good growth opportunities there.

And as I mentioned, we’re starting — we’re in the early stages of what appears to be a bit of a market shift in the excess and surplus lines, and we also see some potential good growth and profit opportunities there. So whatever we see in specialty for the next year or two will certainly outstrip — well, we hope will be stabilizing pricing in the business insurance market, and hopefully some modest increases in the standard lines, going forward.

Matt Rohrmann - KBW - Analyst

Okay, great. And then just a last question, Steve, in terms of non-cat weather that was included in the first quarter, was there a number that you could provide there?

Steve English - State Auto Financial - CFO

No, we don’t have a number for that.

Matt Rohrmann - KBW - Analyst

Okay. All right, thanks, guys.

FINAL TRANSCRIPT

May 03, 2011 / 02:00PM GMT, STFC - Q1 2011 State Auto Financial Corp Earnings Conference Call

Steve English - State Auto Financial - CFO

Yes.

Bob Restrepo - State Auto Financial - Chairman, President, CEO

Thank you.

Operator

Paul Newsome.

Paul Newsome - Sandler O’Neill & Partners - Analyst

Good morning, guys.

Bob Restrepo - State Auto Financial - Chairman, President, CEO

Good morning, Paul.

Paul Newsome - Sandler O’Neill & Partners - Analyst

I was wondering if you could update us a little bit on your capital position and how you feel about capital. Your premiums and surpluses are a little bit higher than most of the companies I cover, and the dividend is sort of — [do you guess] just getting paid with operating earnings at this point. How do you think about your current capital position and the use of capital? And then of course, now you’re also growing, so if you could kind of combine those issues together in a comment, that’d be fabulous.

Steve English - State Auto Financial - CFO

Certainly, Paul. When we look at our capital and look at it on a total group basis, some of the metrics we look at, of course is how the rating agencies view our capital, so we look at Standard & Poor’s capital adequacy. We look at our BCAR capital. And all those measures are certainly very strong and are supportive of our rating.

In terms of capital management action, for the foreseeable future, we have no plans to alter the dividend. We have no plans for any sort of treasury stock-type program, principally for the reasons you’ve just mentioned, which is we are growing, and we’re looking to deploy that capital against written premium.

I mean, clearly, we need to start to report profits and add to the capital base.

Paul Newsome - Sandler O’Neill & Partners - Analyst

I assume buyback would be pretty minimal with the growth at the moment?

Steve English - State Auto Financial - CFO

Correct. Yes, there’s no discussion at this point in time to institute a buyback.

Paul Newsome - Sandler O’Neill & Partners - Analyst

Great. Thank you very much.

FINAL TRANSCRIPT

May 03, 2011 / 02:00PM GMT, STFC - Q1 2011 State Auto Financial Corp Earnings Conference Call

Operator

(Operator instructions.)

No further questions.

Steve English - State Auto Financial - CFO

Okay. Well, thank you, [Angela]. We want to thank all of you for participating in our conference call, for your continued interest in and support of State Auto Financial Corporation. We look forward to speaking with you again on our second quarter earnings call, which is currently scheduled for August 2nd, 2011.

Thank you, and everyone have a good day.

Operator

This concludes today’s conference. You may disconnect at this time.

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© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.